Exhibit 99.1

ChipPAC, Inc. Announces June 4, 2004 Record Date for
Special Meeting of Stockholders Regarding Proposed Merger with
ST Assembly Test Services Ltd

Fremont, CA, June 2, 2004 - ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced that it has established a record date for a special meeting of its stockholders to vote on a proposal to adopt the previously announced merger agreement between ChipPAC and ST Assembly Test Services Ltd (“STATS” — Nasdaq: STTS and SGX: ST Assembly). ChipPAC stockholders of record at the close of business on June 4, 2004 will be entitled to notice of the special meeting and to vote on the proposal. The date of the special meeting is expected to be scheduled for July.

ChipPAC will send a definitive proxy statement/prospectus, which will contain important information about the merger with STATS, to its stockholders of record as of June 4, 2004. Stockholders are urged to read the proxy statement/prospectus when it becomes available. The proxy statement/prospectus will include the date, time and location of the special meeting.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning South Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both with The Ruth Group, www.TheRuthGroup.com

Additional Information About the Proposed Merger and Where to Find It

STATS and ChipPAC have filed with the SEC a preliminary proxy statement/prospectus and other relevant materials in connection with the proposed merger (the “Merger”) involving STATS and ChipPAC pursuant to the terms of an Agreement and Plan of Merger and Reorganization among STATS and ChipPAC Merger, Inc., a wholly owned subsidiary of STATS, and ChipPAC. A shareholders’ circular to be issued by STATS will be mailed to the shareholders of STATS and the proxy statement/prospectus will be mailed to the stockholders of ChipPAC. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular and the ChipPAC proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about STATS, ChipPAC and the proposed Merger. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by STATS or ChipPAC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-

0608 or email daviesd@statsus.com, or in Singapore at telephone (65) 6824-7705 or email angelaine@stats.st.com.sg. Investors and security holders may obtain free copies of the documents filed with the SEC by ChipPAC by contacting ChipPAC Investor Relations, ChipPAC Incorporated, 47400 Kato Road, Fremont, CA 94538, telephone (510) 979-8220 or email ir@chippac.com or David Pasquale at telephone (646) 536-7006 or email dpasquale@theruthgroup.com. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular, the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed Merger.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons in the solicitation by reading the proxy statement/prospectus statement when it becomes available.

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